Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 32 to Registration Statement No. 333-103283 on Form N-1A of our report dated December 29, 2016, relating to the financial statements and financial highlights of Alger Global Growth Fund (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended October 31, 2016. We also consent to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
New York, New York
August 25, 2017